Exhibit 3.13

CERTIFICATE OF INCORPORATION

OF

RENTECH NITROGEN FINANCE CORPORATION

1. The name of the corporation is:

Rentech Nitrogen Finance Corporation

2. The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

4. This corporation is authorized to issue only one class of shares of stock, which shall be Common Stock. The total number of shares of Common Stock which this corporation is authorized to issue is Two Thousand (2,000) with a par value of $0.001 per share.

5. The name and mailing address of the incorporator is

Vallerie McDaniel

Rentech, Inc.

10877 Wilshire Blvd., Suite 600

Los Angeles, CA 90024

6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

7. Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

8. No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of February, 2013.

/s/ Vallerie McDaniel
Vallerie McDaniel, Incorporator

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